Exhibit 9
Confidential Treatment Requested.
Confidential portions of this
document have been redacted and
have been separately filed with the
Commission.
CONFORMED COPY
MULTICURRENCY LOAN FACILITY AND SUBSCRIPTION AGREEMENT
$1,400,000,000
FACILITY AND SUBSCRIPTION AGREEMENT
dated 28 May 2004
for
XSTRATA (SCHWEIZ) AG
arranged by
BARCLAYS CAPITAL
BNP PARIBAS SA
DEUTSCHE BANK AG LONDON
DRESDNER KLEINWORT WASSERSTEIN
HSBC BANK PLC
J.P. MORGAN PLC
THE ROYAL BANK OF SCOTLAND PLC
with
BARCLAYS CAPITAL
acting as Bookrunner
and
BARCLAYS BANK PLC
acting as Facility Agent
Linklaters
Ref: JCT/NHAX

-i-

THE SCHEDULES

-ii-

THIS AGREEMENT (the “Agreement”) is dated 28 May 2004 and made between:
(1)	XSTRATA (SCHWEIZ) AG (the “Company”);

(2)	XSTRATA PLC (the “Parent”);

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original borrowers (together with the Company, the “Original Borrowers”);

(4)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original guarantors (together with the Company and the Parent, the “Original Guarantors”);

(5)	BARCLAYS CAPITAL acting as bookrunner (the “Bookrunner”);

(6)	BARCLAYS CAPITAL, BNP PARIBAS SA, DEUTSCHE BANK AG LONDON, DRESDNER KLEINWORT WASSERSTEIN, HSBC BANK PLC, J.P. MORGAN PLC AND THE ROYAL BANK OF SCOTLAND PLC (whether acting individually or together the “Mandated Lead Arrangers”);

(7)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”); and

(8)	BARCLAYS BANK PLC as agent of the other Finance Parties (the “Facility Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Acceleration Date” means the date (if any) on which the Facility Agent gives a notice under Clause 24.16 (Acceleration).

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Accounting Half-year” means each period of approximately 26 weeks ending on 30 June and 31 December in any financial year of the Company.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 3 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Accounting Principles” means:
(a)	in relation to the Original Financial Statements, UK GAAP;

(b)	in relation to the Parent, UK GAAP; and

(c)	in relation to any other member of the Group, GAAP.
“Associate” has the meaning given to it in Section 128F (9) of the Australian Tax Act.

“Australian Borrower” means Xstrata Coal Australia Pty Limited and any other Additional Borrower which is incorporated in Australia.

“Australian dollars” or “AUS$” means the lawful currency for the time being of Australia.

“Australian Loan” means a loan by way of issuance of Notes under Facility A to an Australian Borrower.

“Australian Tax Act” means as the context requires, the Income Tax Assessment Act 1936 and/or the Income Tax Assessment Act 1997 and, to the extent applicable, the Taxation Administration Act 1953, each of the Commonwealth of Australia.

“Authorisation” means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a governmental authority or entity intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
“Availability Period” means:
(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is 30 days prior to the Termination Date applicable to Facility A; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the earlier of:
(i)	the date which is 30 days prior to the original Termination Date of Facility B; or

(ii)	the Term Out Date.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans (other than Term Loans) that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank” means a person which in accordance with the explanatory Note No. S-02.128(1.2000), in conjunction with Note No. S-02.123 dated 22 September 1986, of the Swiss Federal Tax Administration is in the place at and from which it performs or will perform its obligations and exercises its rights hereunder and in the place of the office in which it books the relevant Loan:
(a)	qualified as a bank pursuant to the laws of the relevant jurisdiction; and

(b)	carries on a genuine banking activity.
“Base Currency” or “$” means United States dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Borrower” means an Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(c)	(in relation to the Utilisation Date for any Australian Loan) Sydney.
“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the current recommended form of the Loan Market Association or in any other form agreed between the Company and the Facility Agent.

“Consolidated Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Indebtedness for Borrowed Money of members of the Group (other than in respect of Non Recourse Project Finance Debt).

For this purpose, any amount outstanding or repayable in a currency other than US dollars shall on that day be taken into account in its US dollar equivalent at the rate of exchange used for the purpose of preparing the relevant balance sheet.

“Consolidated Net Worth” means, at any time, the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Parent (other than any redeemable shares) and the aggregate amount of the reserves of the Group including:
(a)	share capital;

(b)	capital reserves; and

(c)	retained earnings,
less (but without double counting) any amount included in the above which is attributable to:
(i)	goodwill or other intangible assets acquired after the date of the Original Financial Statements;

(ii)	Non Recourse Project Companies; and

(iii)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after the date to which the Original Financial Statements are made up unless such revaluation is performed by independent professional valuers or in accordance with UK GAAP, but ignoring any variation in the credit or debit balances on the Group consolidated profit and loss account since the date of the then latest audited consolidated balance sheet of the Group except to the extent reflected in any later Group consolidated profit and loss statement delivered to the Facility Agent under Clause 21 (Information Undertakings).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default), which would (with the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Group (other than Non Recourse Project Companies) for that Relevant Period:
(a)	before taking into account:
(i)	goodwill amortisation;

(ii)	Interest Expense;

(iii)	Tax;

(iv)	all extraordinary and exceptional items;
(b)	after adding back all amounts provided for depreciation and amortisation;

(c)	before any adjustment for amounts (negative or positive) included in the above which are attributable to minority interests in any member of the Group.
“Environment” means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
“Environmental Law” means all laws and regulations of any relevant jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters.
“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Environmental Policy” means the environmental policy of the Group in the Agreed Form.

“EURIBOR” means, in relation to any Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Facility Agreement” means the $2,270,000,000 facility and subscription agreement dated 6 June 2003 between the Company, the Parent, and the Borrowers and Guarantors named in it and the Facility Agent, the Mandated Lead Arrangers and the Lenders named in it.

“Facility” means Facility A or Facility B.

“Facility A” means the revolving credit facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

“Facility A Loan” means a loan made or to be made under Facility A (including an Australian Loan) or the principal amount outstanding for the time being of that loan.

“Facility B” means the revolving 364 day loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan including after the Term Out Date, any Term Loans.

“Facility B Repayment Date” means the Termination Date applicable to Facility B.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letters dated prior to or on or about the date of this Agreement between, as the case may be, the Mandated Lead Arrangers, the Facility Agent and the Company setting out any of the fees referred to in Clause 13 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Confidentiality Undertaking, any Note Deed Poll, any Note and any other document designated as such by the Facility Agent and the Company.

“Finance Party” means the Facility Agent, the Mandated Lead Arrangers or a Lender.

"Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or any amount raised under any bill facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP (in the jurisdiction in which such liability is incurred), be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable on or prior to the Facility A Termination Date;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
“GAAP” means, in relation to any member of the Group, generally accepted accounting principles, standards and practices in the jurisdiction of incorporation of that member of the Group.
“Government Agency” means any government, or any governmental, semi-governmental or judicial entity or authority, including any self-regulating authority established under any statute.
“Group” means the Parent and its Subsidiaries for the time being.
“Group Structure Chart” means the corporate structure chart for the Group.
“Guarantor” means an Original Guarantor or an Additional Guarantor.
“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness referred to in paragraphs (g) and (i) and (to the extent it relates to indebtedness of a member of the Group referred to in paragraph (g) or (i)) (j) of the definition of “Financial Indebtedness”.
“Information Memorandum” means the document (including any supplement thereto) in the form approved by the Company concerning the Group, which at the Company’s request and on its behalf, was prepared in relation to the Finance Documents and distributed by the Mandated Lead Arrangers to selected financial institutions.
“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and amounts in the nature of interest, or having a similar purpose or effect to interest, which in accordance with UK GAAP would be included in the consolidated profit and loss statement as having been paid or incurred (but excluding amounts incurred in respect of Non Recourse Project Finance Debt), and calculated on a gross basis without taking into account any interest income of any member of the Group and includes, but is not limited to:
(a)	any dividend payable on any share the obligations in respect of which constitute Financial Indebtedness;

(b)	any discount on any bills of exchange or bonds, note or other instruments drawn, accepted or endorsed by any member of the Group;

(c)	any line, facility, commitment, acceptance, discount, guarantee or other fees and amounts incurred on a regular or recurring basis payable in relation to Financial Indebtedness but not including establishment or arrangement fees payable once only; and

(d)	finance lease charges (but excluding finance lease charges relating to principal and excluding amounts incurred in respect of Non Recourse Project Finance Debt).
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity, the ownership of or other interest in which does not require the holder to consolidate the results of the Joint Venture with its own as a Subsidiary.
“Lender” means:
(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Lender in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with this Agreement.
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
“Loan” means a Facility A Loan or a Facility B Loan.
“Majority Lenders” means a Lender or Lenders whose Available Commitments and participations in the Loans then outstanding aggregate more than [***] per cent. of the Available Facility and all the Loans then outstanding.
“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 3 (Mandatory Cost Formulae).
“Margin” means:
(a)	in relation to Facility A, 0.50 per cent. per annum; and

(b)	in relation to Facility B, 0.40 per cent. per annum.
“Material Adverse Effect” means a material adverse effect on:
(a)	the consolidated financial condition, prospects or business of the Group;

(b)	the ability of any Obligor to perform or comply with any of its obligations under any Finance Document; or

(c)	the validity, legality or enforceability of any Finance Document.
“Material Subsidiary” means at any time a Subsidiary of the Parent whose total assets or total revenue as at the date at which its latest audited financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate, account for [***] per cent. or more of the Total Assets or Total Revenue of the Group (calculated by reference to the then latest audited consolidated financial statements of the Group).
For this purpose:
(a)	the total assets of a Subsidiary of the Parent will be determined from its latest financial statements;

(b)	the Total Assets will be determined from the latest audited consolidated accounts of the Parent adjusted (where appropriate) to reflect the total assets of any company or business subsequently acquired or disposed of;

(c)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Parent it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary.

***	Confidential material redacted and filed separately with the Commission.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Parent will be, in the absence of manifest error, conclusive.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
“MTN Securities” means the AUS$83,000,000 floating rate notes due February 2005 issued by Xstrata Queensland Limited (formerly M.I.M. Holdings Limited) and governed by a deed of terms and conditions dated 21 January 2002 and the related term sheet issued in connection with that deed.
“Non-Bank” means a person which is not a Bank.
“Non Recourse Project Company” means a Project Company all of whose Financial Indebtedness is Non Recourse Project Finance Debt.
“Non Recourse Project Finance Debt” means Financial Indebtedness of a Project Company falling within subparagraph (a) of the definition of Project Finance Debt.
“Note” means the rights of a Lender under the Note Deed Poll, title to which is recorded in and evidenced by an inscription in the Register.
“Note Deed Poll” means each deed poll executed by an Australian Borrower substantially in the form of Schedule 8 (Form of Note Deed Poll).
“Obligor” means a Borrower or a Guarantor.
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).
“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2003.
“Original Obligor” means an Original Borrower or an Original Guarantor.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Permitted Indemnities” means counter-indemnities in relation to guarantees, letters of credit and performance bonds in the ordinary course of business up to in aggregate 5 per cent. of Total Assets.

“Private Placements” means:
(a)	the $64,000,000 6.79% Series B Guaranteed Senior Unsecured Notes due 3 December 2005 issued by Mount ISA Finance N.V. and guaranteed by Xstrata Queensland Limited (formerly M.I.M. Holdings Limited);

(b)	the $80,000,000 7.33% Senior Unsecured Notes due 3 December 2006 issued by Xstrata Queensland Limited (formerly M.I.M. Holdings Limited);

(c)	the $150,000,000 8.50% Series A Senior Notes due 25 June 2008 issued by Xstrata Queensland Limited (formerly M.I.M. Holdings Limited);

(d)	the $50,000,000 8.63% Series B Senior Notes due 25 June 2011 issued by Xstrata Queensland Limited (formerly M.I.M. Holdings Limited); and

(e)	the $50,000,000 8.72% Series C Senior Notes due 25 June 2011 issued by Xstrata Queensland Limited (formerly M.I.M. Holdings Limited).
“Project Company” means each of the following:
(a)	any member of the Group (which is not an Obligor) designated by the Company in writing to the Facility Agent (specifying whether or not such company is a Non Recourse Project Company) for the purpose of this paragraph (a) (a “designated company”) and whose sole activity is or will be the ownership and development and/or operation of a project including without limitation:
(i)	the discovery, mining, extraction, transportation or development (in each case whether directly or indirectly) of metals or minerals; or

(ii)	the development or operation of processing facilities (in each case whether directly or indirectly) related to natural resources including, without limitation, metals smelting, processing and refining; and
(b)	any member of the Group otherwise accepted by the Majority Lenders as a Project Company, provided that the Company may give written notice to the Facility Agent at any time that any Project Company is no longer a Project Company whereupon it shall cease to be a Project Company.
“Project Finance Debt” means Financial Indebtedness of Project Companies either:
(a)	none of which retains the benefit of any guarantee, bond, security (other than third party security over shares in or debts or other obligations of a Project Company solely to secure that Financial Indebtedness), indemnity or other commitment from another member of the Group to assure the repayment of, or indemnify against loss in respect of non-payment of, that Financial Indebtedness; or

(b)	some or all of which does so benefit but where the relevant commitment is designed to be withdrawn or cease to apply, in accordance with the terms of that Financial Indebtedness, prior to the repayment of that Financial Indebtedness.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means, in relation to EURIBOR, LIBOR and Mandatory Cost, the principal offices of Barclays Bank PLC, Deutsche Bank AG London, Dresdner Bank Luxembourg S.A. and J.P. Morgan Chase Bank or such other banks as may be appointed by the Facility Agent in consultation with the Company.
“Register” means a register of Notes to be maintained by the Facility Agent for each Australian Borrower in accordance with Clause 6.3 (Register).
“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.
“Relevant Period” means
(a)	each financial year of the Company; and

(b)	each period beginning on the first day of the second half of a financial year of the Company and ending on the last day of the first half of its next financial year.
“Repeating Representations” means each of the representations set out in Clause 20 (Representations) other than Clause 20.5 (Validity and admissibility in evidence), Clause 20.6 (Governing law and enforcement), Clause 20.7 (No capital duty, filing or stamp taxes), Clause 20.8 (No default), Clause 20.9 (Information Memorandum), Clause 20.12 (No proceedings pending or threatened), Clause 20.14 (Environmental Laws and Licences) and Clause 20.15 (Environmental releases).
“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and that certain rights may be subject to equitable defences or relief or the general supervisory powers and discretions of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, or by the requirement for any third party consent, authorisation or approval, the time barring of claims, the possibility that an undertaking to assume liability for or to indemnify against non-payment of certain stamp, registration or other Taxes or liability for an award or order for costs or the cost of unsuccessful litigation may be void or unenforceable, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any foreign jurisdictions in which relevant obligations may have to be performed and the possibility that in certain jurisdictions a contractual provision held to contravene public policy in those jurisdictions may be unenforceable in those jurisdictions.
“Resignation Letter” means the letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans (other than Term Loans):
(a)	made or to be made on the same day that one or more maturing Loans under the same Facility is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 7.2 (Unavailability of a currency));

(c)	in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 7.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).
“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 2 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to Term Loans under Facility B.
“Spanish Borrower” means a Borrower incorporated in Spain.
“Spanish Guarantor” means a Guarantor incorporated in Spain.
“Spanish Public Document” means escritura pública or a póliza or efecto intervenido por fedatario público.
“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).
“Subsidiary” means in relation to any company or corporation (a “holding company”), a company or corporation:
(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a Subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.
“Swiss Anticipatory Tax” means any withholding tax on the payment of interest and dividends (including constructive dividends) in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (as amended from time to time).
“Swiss Borrower” means a Borrower incorporated, or for tax purposes resident, in Switzerland.
“Swiss Guarantor” means a Guarantor incorporated, or for tax purposes resident, in Switzerland.
“Swiss Obligor” means a Swiss Borrower or a Swiss Guarantor.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty (including but not limited to, stamp duty) or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Taxes Act” means the Income and Corporation Taxes Act 1988.
“Termination Date” means:
(a)	in relation to Facility A, the date which is 60 months after the date of this Agreement; and

(b)	in relation to Facility B, subject to Clause 8.2 (Term Out Option), the date which is 364 days from the date of this Agreement,
(except that, if the Termination Date applicable to a facility would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).
“Term Loans” means the Facility B Loans converted to a term loan pursuant to the Term Out Option or the principal amount outstanding for the time being of that Loan.
“Term Out Date” means the date which is 3 Business Days after the date on which the Borrower gives a notice exercising the Term Out Option.
“Term Out Notice” means a notice substantially in the form set out in Part III of Schedule 2 (Form of Term Out Notice).
“Term Out Option” means the term out option in Clause 8.2 (Term Out Option).
“Total Assets” means, at any time, consolidated total assets of the Group.
“Total Capitalisation” means at any time, the aggregate of Consolidated Borrowings and Consolidated Net Worth.
“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments being $1,400,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of Facility A Commitments, being $1,000,000,000 at the date of this Agreement.
“Total Facility B Commitments” means the aggregate of Facility B Commitments, being $400,000,000 at the date of this Agreement.
“Total Revenue” means, for any period, consolidated total revenue of the Group as disclosed in the financial statements of the Group for that period.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Utilisation” means a Loan.
“Utilisation Date” means the date on which a Utilisation is, or is to be, made.
“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 2 (Requests).
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature (including, but not limited to, goods and service tax).
1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Facility Agent”, any “Mandated Lead Arranger”, the “Bookrunner”, any “Finance Party”, any “Lender”, any “Obligor”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Facility Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11.00 a.m. on a particular day (or at or about such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(iv)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted;

(x)	a time of day is a reference to London time;

(xi)	“Barclays Capital” is a reference to Barclays Capital, the investment banking division of the Barclays Bank PLC;

(xii)	“Dresdner Kleinwort Wasserstein” is a reference to Dresdner Kleinwort Wasserstein, the investment banking division of Dresdner Bank AG; and

(xiii)	a “share” includes, in respect of an Obligor incorporated in Spain, both shares (“acciones”) and, if applicable, participations (“participaciones”).
(b)	A document is in the “Agreed Form”:
(i)	if it is in a form initialled by or on behalf of the Company and the Mandated Lead Arrangers on or before the signing of this Agreement for the purposes of identification; or

(ii)	if not falling within sub-paragraph (i) above, if it is in form and substance satisfactory to the Facility Agent and initialled by or on behalf of the Facility Agent for the purposes of identification.
(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4	Calculations

(a)	EBITDA, Interest Expense, Consolidated Borrowings, Consolidated Net Worth, Total Assets, Total Revenue and Total Capitalisation shall be calculated and interpreted on a consolidated basis in accordance with UK GAAP and shall be expressed in US dollars.

(b)	EBITDA, Interest Expense, Consolidated Borrowings, Consolidated Net Worth, Total Assets, Total Revenue and Total Capitalisation shall be determined (except as needed to reflect the terms of this Agreement) from the financial statements of the Group and Compliance Certificates delivered under Clause 21.1 (Annual financial statements), Clause 21.2 (Half-yearly financial statements) and Clause 21.4 (Compliance Certificate). For the purposes of calculating the financial covenant in Clause 22(b), where any acquisition or disposal occurs during a Relevant Period, EBITDA shall be determined on a pro forma basis as if the acquisition or disposal occurred at the beginning of that Relevant Period.
(c)	For the purpose of this Clause 1.4 and the defined terms referred to in it, no item shall be included or excluded more than once in any calculation.

SECTION 2
THE FACILITIES
2.	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:
(a)	a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a United States dollar 364 day revolving credit facility with a term out option in an aggregate amount equal to the Total Facility B Commitments.
2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Company as Obligors’ agent

Each Obligor (other than the Company):
(a)	irrevocably authorises the Company to act on its behalf as its agent in relation to the Finance Documents, including:
(i)	to give and receive as agent on its behalf all notices and instructions (including Utilisation Requests);

(ii)	to sign on its behalf all documents in connection with the Finance Documents (including amendments and variations of any Finance Documents, the granting of Spanish Public Documents (including its ratification and incorporation of this Agreement into a Spanish Public Document), and to execute any new Finance Documents); and

(iii)	to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and
(b)	confirms that it will be bound by any action taken by the Company under or in connection with the Finance Documents.

2.4	Acts of Company

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done or failure to act by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by or inability of the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.	Purpose

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards financing or refinancing:
(i)	the amounts payable under the Existing Facility Agreement; and

(ii)	the general corporate purposes of the Group.
(b)	Each Borrower shall apply all amounts borrowed by it under Facility B towards financing or refinancing the working capital requirements of the Group.

(c)	The maximum aggregate amount that may be borrowed by the Spanish Borrowers is $150,000,000.

(d)	No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable local laws or regulations in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for its own shares or concerning the protection of shareholders’ capital.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 1 (Conditions precedent to initial Utilisation Request) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of a Rollover Loan, no Event of Default is continuing or might reasonably be expected to result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(ii)	the Repeating Representations to be made by each Obligor are true;

(iii)	in the case of a Utilisation Request by an Australian Borrower, the Facility Agent has received, in form and substance satisfactory to it, a Note Deed Poll signed by that Australian Borrower; and

(iv)	in the case of a Utilisation Request by a Spanish Borrower, this Agreement (including all amendments up to the proposed Utilisation Date) has been raised to the status of a Spanish Public Document and a copy of Standard Form PE1 duly stamped by Banco de España has been delivered to the Facility Agent, each in form and substance satisfactory to the Facility Agent.
4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Facility A Loan if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is euro or (in relation to Australian Loans only) Australian dollars or has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation.
(b)	If by the Specified Time the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.
4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than ten Facility A Loans and four Facility B Loans would be outstanding.

(b)	A Borrower may not deliver more than one Utilisation Request under a Facility on any one day.

(c)	A Borrower may not request that a Term Loan be divided if, as a result of the proposed division, more than four Term Loans would be outstanding.

(d)	Any Loan made by a single Lender under Clause 7.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Drawings by Spanish Borrowers

At any time on or before 1 September 2004, each Spanish Borrower shall, within 3 Business Days of a Loan (including any Rollover Loan) having been advanced to it, provide the Facility

Agent with a notarised receipt of such Loan. Any such receipt shall be made in favour of the Facility Agent on behalf of all the Lenders and shall expressly refer to any new Lenders which have acceded to this Agreement since the date of the last receipt.

4.6	Australian Borrowers

An Australian Borrower may only deliver a Utilisation Request in respect of an Australian Loan.

SECTION 3
UTILISATION
5.	Utilisation

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request in the form of Part I of Schedule 2 (Requests) not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be used;

(ii)	in relation to a Facility A Loan, it identifies whether the Loan is to be an Australian Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(vi)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be, in relation to a Facility B Loan, the Base Currency or, in relation to a Facility A Loan, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	if the currency selected is the Base Currency, a minimum of $25,000,000 and an integral multiple of $5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is euro, a minimum of €25,000,000 and an integral multiple of €5,000,000 or, if less, the Available Facility; or

(iii)	if the currency selected is Australian dollars, a minimum of AUS$50,000,000 and an integral multiple of AUS$10,000,000 or, if less, the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than euro or Australian dollars, the minimum amount (and, if required, integral multiple) specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.
(c)	The aggregate Base Currency Amount of all outstanding Australian Loans shall not exceed $200,000,000.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender participating in the relevant Facility shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall by the Specified Time notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan.

6.	Notes

6.1	Subscription for Notes

Each Lender agrees to provide its proportion of an Australian Loan requested by an Australian Borrower under this Agreement by subscribing for Notes to be issued by that Australian Borrower under the Note Deed Poll. Each Lender and the Facility Agent agrees to be bound by the Note Deed Poll.

6.2	Issue of Notes

Each Lender, each Australian Borrower and the Facility Agent agrees that on the first Utilisation Date for an Australian Loan by an Australian Borrower under Facility A, that Australian Borrower shall issue Notes in relation to Facility A to each Lender which provides a proportion of the requested Australian Loan with:

(a)	a maximum aggregate principal amount equal to that Lender’s Commitment in respect of Facility A plus AUS$1; and

(b)	an aggregate principal amount outstanding equal to that Lender’s participation in all Australian Loans outstanding from time to time to that Australian Borrower under Facility A plus AUS$1.

6.3	Register

On receipt of any payment from a Lender under this Clause 6, the Facility Agent will:

(a)	pay that amount to the relevant Australian Borrower in accordance with Clause 30 (Payment Mechanics) to the account and bank specified by that Australian Borrower in the Utilisation Request; and

(b)	on the first Utilisation Date for an Australian Loan issue the Notes referred to in Clause 6.1 above by entering them in the Register.

6.4	Amendment of Register

In the case of each Utilisation Date other than the first, and each reduction, repayment or prepayment under Facility A, the Facility Agent must amend the Register to reflect the revised principal amount outstanding on the Notes under Facility A.

6.5	Issue to Nominated Offerees

Each Mandated Lead Arranger warrants that the invitations issued on behalf of each Australian Borrower for the subscription of Notes and corresponding participations in Facility A have been forwarded to at least 10 financial institutions on a list given to the Company by the Bookrunner before the date of this Agreement.

6.6	Representations and warranties of Original Lenders

Each Original Lender represents and warrants that:

(a)	an offer to participate in Facility A and to subscribe for the Notes in accordance with this Agreement was made to it by the Mandated Lead Arrangers on behalf of the Australian Borrowers and the other Obligors; and

(b)	it was at the time of the offer, and will be at the time of issue to it of a Note, carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

6.7	Selling restrictions

Each Lender undertakes to the Obligors that it will not directly or indirectly offer or sell Notes or distribute or circulate any offer document or other material in connection with the Notes:

(a)	within the United States of America; or

(b)	in any jurisdiction except under circumstances that would result in compliance with the laws and regulations of that jurisdiction.

6.8	Obligors confirmation

The Obligors confirm that no financial institution in the list referred to in Clause 6.5 (Issue to Nominated Offerees) was known or suspected by it before the date of this Agreement to be an Associate of any Obligor or of any other financial institution specified in that list.

6.9	Obligations of Noteholders

A Lender must:

(a)	promptly notify the Facility Agent in writing of any change of name or address of the Lender; and

(b)	provide to the Company such factual information in the Lender’s possession or which it is reasonably able to provide as the Company reasonably requests (which will not in the Lender’s reasonable opinion breach any law, regulation or duty of confidence) so as to assist each Australian Borrower to demonstrate that it has satisfied the “public offer” test as described in section 128F(3) of the Australian Tax Act.

6.10	Establishment of Register for each Australian Borrower

The Facility Agent must establish and maintain a register for each Australian Borrower in London.

6.11	The Register

(a)	The Facility Agent must inscribe the following information in the Register of the relevant Australian Borrower in respect of each Note issued by that Australian Borrower:
(i)	its issue date, maximum principal amount and the outstanding principal amount from time to time under the Notes held by a Lender;

(ii)	the name and address, at its Facility Office, of each Original Lender and each subsequent Lender;

(iii)	the account of each Lender to which payments are to be made; and

(iv)	details of all transfers or assignments, advances and repayments made in respect of the Notes and redemption of all or part of the Notes.
(b)	The Facility Agent must update each Register to record changes as at the date of any such change.

6.12	Register is paramount

(a)	Each Australian Borrower and the Facility Agent shall recognise the Lender whose name appears in the Register for that Australian Borrower as the absolute owner of the relevant Notes inscribed in its name on that Register without regard to any other record or instrument.

(b)	No notice of any trust or other interest in any Note will be entered on the relevant Register. No Australian Borrower nor the Facility Agent need take notice of any other interest in, or claim to, a Note, except as ordered by a court of competent jurisdiction or required by law.

6.13	Inspection of Register

(a)	Subject to paragraph (b) below, any Australian Borrower, the Company or a Lender may inspect any Register between 9.30 a.m. and 4.30 p.m. (local time where the relevant Register is held) on any Business Day.

(b)	The Facility Agent is not required to make any Register or a copy of any Register available for inspection to any Lender except:
(i)	where the Lender has given the Facility Agent not less than one Business Day’s prior written notice of its desire to inspect the Register and it wishes to inspect only part of the Register that provides particulars of the Notes held by it; or

(ii)	where otherwise required by law or by a Government Agency.
7.	Optional Currencies

7.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Utilisation to be made under Facility A in the Utilisation Request relating to that Utilisation.

7.2	Unavailability of a currency
If before the Specified Time on any Quotation Day:
(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 7.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

7.3	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4
REDUCTION, REPAYMENT, PREPAYMENT AND CANCELLATION
8.	Repayment and reduction of Loans

8.1	Repayment of Loans

(a)	Subject to clause 8.2, each Borrower which has drawn a Loan (other than a Term Loan) shall repay that Loan on the last day of its Interest Period.

(b)	Any Loan remaining outstanding on the Termination Date shall be repaid on that date.

8.2	Term Out Option

(a)	The Company may exercise the term out option by delivering a Term Out Notice to the Facility Agent not more than 60 days and not less than 30 days before the then Termination Date of Facility B. Only one such notice may be given.

(b)	That notice shall:
(i)	specify the Facility B Loan(s) in relation to which the Term Out Option is being exercised; and

(ii)	specify the date to which the then Termination Date of Facility B is to be extended, which shall be not later than 364 days from the original Termination Date of Facility B.
(c)	The Facility Agent shall promptly notify each Lender of the Loans specified in that notice and the new Termination Date of Facility B.

(d)	If the Term Out Option is so exercised then:
(i)	on the date on which it gives a Term Out Notice, the Company shall pay to the Facility Agent (for the account of each Lender) a fee of [***] per cent. flat on that Lender’s participation in the Facility B Loan(s) in relation to which the Term Out Option has been exercised;

(ii)	on the Term Out Date, any Available Commitment under Facility B shall be automatically cancelled and any Facility B Loans converted into Term Loans; and

(iii)	on the Term Out Date, the Termination Date of Facility B shall be extended to the date specified in the Term Out Notice.
(e)	Clauses 10 (Interest) and 11 (Interest Periods) shall apply to any Facility B Loan in relation to which the Term Out Option has been exercised.

9.	Prepayment and cancellation

9.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan:

***	Confidential material redacted and filed separately with the Commission.

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).
9.2	Change of Control

(a)	If any person or group of persons acting in concert acquire control of the Parent:
(i)	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	the Facility Agent shall promptly notify the Lenders of receipt of such notice from the Company;

(iii)	no Borrower may make a Utilisation (except for a Rollover Loan) unless otherwise agreed by the Majority Lenders; and

(iv)
(A)	if the Majority Lenders so require and the Facility Agent has given notice of such requirement to the Company within 30 days of receipt of the Company’s notice, the Facilities shall immediately be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable; or

(B)	if the Majority Lenders do not so require, any Lender who voted to require cancellation of the Facilities may notify the Company and the Facility Agent within 45 days of receipt of the Company’s notice if it objects to the event notified by the Company on the basis of a generally applicable internal policy (provided that notification by that Lender will amount to conclusive evidence of a violation of such policy and nothing in this Clause will oblige that Lender to disclose any information relating to such objection or internal policy) and, on receipt by the Company of notice to that effect, that Lender’s Commitment shall then be immediately cancelled and that Lender’s participation in all outstanding Loans, accrued interest and all other amounts accrued under the Finance Documents shall become immediately due and payable.
(b)	For the purpose of paragraph (a) above “control” has the meaning given to it in section 416(2) of the Taxes Act and “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

9.3	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $25,000,000 (or its equivalent in any other currency or currencies) or the outstanding balance under the relevant Facility, if less) of an Available Facility at any time during the Availability Period in respect of the relevant Facility.
9.4	Voluntary Prepayment

The Borrower to which a Loan has been made may, if it gives the Facility Agent not less than 10 days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (being a minimum of $25,000,000 (or its equivalent in any other currency or currencies) or the outstanding amount under that Facility, if less).

9.5	Right of replacement of a single Lender
If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15 (Increased costs), the Company may:
(i)	(whilst the circumstance giving rise to the requirement or indemnification continues) arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Loans to a new or existing Lender willing to accept that transfer and acceptable to the Company and the remaining Lenders; or

(ii)	give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations, whereupon the Commitment of that Lender shall immediately be reduced to zero. On the last day of each Interest Period which ends after the Company has given notice under this paragraph (ii) (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.
9.6	Replacement of a Non-Consenting or Non-Funding Lender

(a)	In this Clause 9.6:
(i)	“Non-Consenting Lender” means a Lender which does not agree to a waiver or amendment if:
(A)	the Company or the Facility Agent has requested the Lenders to consent to a waiver or amendment of any provision of any Finance Document;

(B)	the relevant waiver or amendment requires the consent of all the Lenders; and

(C)	the Majority Lenders have consented to that waiver or amendment.
(ii)	“Non-Funding Lender” means:
(A)	any Lender which has failed to make or participate in any Loan as required by this Agreement; or

(B)	any Lender which has given notice to a Borrower or the Facility Agent that it does not intend to make or participate in any Loan in accordance with the requirements of this Agreement or has repudiated its obligations to do so.
(b)	If:
(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	any Lender becomes a Non-Funding Lender,
the Company may, if it gives the Facility Agent and that Lender not less than 10 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Loans to a new or existing Lender willing to accept that transfer and acceptable to the Company and the remaining Lenders of the relevant Facility.
(c)	The replacement of a Lender pursuant to this Clause 9.6 shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to the Company to find a replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 180 days after the date the Non-Consenting Lender notified the Company and the Facility Agent of its failure to agree to any requested consent, waiver or amendment to the Finance Documents;

(iv)	any Lender replaced pursuant to this Clause 9.6 shall not be required to pay or surrender to any other Lender any of the fees received by that Lender pursuant to this Agreement; and

(v)	payment of any applicable Break Costs.
9.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(d)	No Borrower may reborrow any part of a Term Loan which is prepaid.

(e)	Unless a contrary indication appears in this Agreement, any amount which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

(f)	Unless a contrary indication appears in this Agreement, no amount of the Total Commitments cancelled or reduced under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION
10.	Interest

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	the relevant Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.
10.2	Payment of interest

The Borrower (other than an Australian Borrower) to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date (other than an Australian Borrower in respect of a Note), interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of [***] per cent. and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
*** Confidential material redacted and filed separately with the Commission.

10.4	Notification of rates of interest

The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.5	Minimum Interest

By entering into this Agreement, the Parties have assumed that the interest payable at the rates set out in Clause 10 (Interest) is not and will not become subject to Swiss Anticipatory Tax. Therefore, each Borrower acknowledges and agrees that the interest rates set out in and which are calculated in accordance with Clause 10 (Interest) shall constitute minimum interest rates, which, if Swiss Anticipatory Tax should apply, shall be adjusted as follows:
(a)	Any payment of interest due by a Swiss Borrower shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Anticipatory Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Anticipatory Tax been required. For this purpose, the Swiss Anticipatory Tax shall be calculated on the full grossed-up interest amount and “Non-refundable Portion” shall mean Swiss Anticipatory Tax at the standard rate from time to time (35 per cent. at the date of this Agreement) unless a tax ruling by the Swiss Federal Tax Administration confirms that the Non-refundable Portion is, pursuant to any double taxation treaties, a specified lower rate in relation to specified Finance Parties in which case such lower rate shall be applied in relation to such Finance Parties.

(b)	Each Swiss Borrower shall provide to the Facility Agent the documents required by law and applicable double taxation treaties for the Lenders to prepare claims for the refund of any Swiss Anticipatory Tax so deducted.

(c)	If any amount has been paid to a Lender in respect of which Swiss Anticipatory Tax has been paid by a Swiss Borrower and such Lender determines that such amount has been refunded to it by the Swiss tax authorities, it shall promptly reimburse that Swiss Borrower such amount as will leave the Lender in the same position as if there had been no Swiss Anticipatory Tax.

(d)	A Swiss Borrower shall not be required to make an increased payment to a Lender pursuant to this Clause 10.5 if the requirement to make a deduction of Swiss Anticipatory Tax arises as a result of a breach of Clause 27.18 (Bank representation by Original Lenders) or Clause 25.2 (Conditions of assignment or transfer) by that Lender or by the Existing Lender (as defined in Clause 25.1 (Assignments and transfers by the Lenders)) which assigned or transferred any of its rights and obligations under the Finance Documents to such Lender.
11.	Interest Periods

11.1	Selection of Interest Periods

(a)	The Company on behalf of a Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Subject to this Clause 11, a Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders participating in the relevant Loan).

(c)	A Loan (other than a Term Loan) has one Interest Period only.

(d)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Facility Agent by the Company on behalf of the Borrower to which that Term Loan was made not later than the Specified Time.

(e)	If the Company fails to deliver a Selection Notice to the Agent in accordance with paragraph (d) above the relevant Interest Period will be one Month.

(f)	Each Interest Period for a Term Loan shall start on the Term Out Date or (if already made) on the last day of its preceding Interest Period.

(g)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Term Loans; and

(ii)	end on the same date,
those Term Loans will, unless the Company on behalf of a Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if the Company on behalf of a Borrower requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

12.	Changes to the calculation of interest

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(i)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.
12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

12.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	Fees

13.1	Commitment fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at a percentage rate per annum on a day to day basis equal to:
(i)	0.20 per cent. per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)	0.10 per cent. per annum on that Lender’s Available Commitment under Facility B for the Availability Period for Facility B.
(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Utilisation Fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed on a day to day basis at any time when the aggregate Base Currency Amount of all Loans exceeds 66 2/3 per cent. of the Total Commitments as at the date of this Agreement, at a rate equal to 0.05 per cent. per annum on the aggregate Base Currency Amount of all Loans.

(b)	The accrued utilisation fee is payable on the last day of each successive period of three Months beginning on the date three Months after the date of this Agreement and, if cancelled in full, at the time the cancellation is effective.

13.3	Arrangement and participation fees

The Company shall pay to the Mandated Lead Arrangers arrangement and participation fees in the amounts and at the times agreed in a Fee Letter.

13.4	Agency fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14.	Tax gross up and indemnities

14.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender, it shall notify the Company and that Obligor.

(c)	Subject to paragraph (d), (e) and (h) below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction from a payment of interest on a Loan if, on the date on which the payment falls due, the deduction is in respect of any Australian Tax required to be withheld or deducted under part III, division 11A of the Australian Tax Act in relation to payment of interest on a Note and is as a result of the Lender being an Associate of an Australian Borrower.

(e)	A Swiss Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Swiss Anticipatory Tax if and to the extent it is prohibited from doing so by Swiss law.

(f)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)	A Swiss Borrower shall not be required to make an increased payment to a Lender under paragraph (c) above if the requirement to make a Tax Deduction in respect of Swiss Anticipatory Tax arises as a result of a breach of Clause 27.18 (Bank representation by Original Lenders) or Clause 25.2 (Conditions of assignment or transfer) by that Lender or by the Existing Lender (as defined in Clause 25.1 (Assignments and transfers by Lenders)) which assigned or transferred any of its rights and obligations under the Finance Documents to such Lender.

14.3	Tax indemnity

(a)	Each Obligor shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (h) of Clause 14.2 (Tax gross-up) applied; or

(C)	arises as a result of a breach of Clause 6.6 (Representations and Warranties of Original Lenders), Clause 27.18 (Bank representation by Original Lenders) or of Clause 25.2 (Conditions of assignment or transfer) by a Lender or by the Existing

Lender (as defined in Clause 25.1 (Assignments and transfers by the Lenders)) which assigned or transferred any of its rights and obligations under the Finance Documents; or
(iii)	to a Swiss Obligor in respect of Swiss Anticipatory Tax if it is prohibited from doing so by Swiss law.
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Facility Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

14.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, capital duty and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

15.	Increased costs

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the failure by the relevant Finance Party or its Affiliates to comply with any law or regulation.
(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	Other indemnities

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company or as required by this Agreement.
16.3	Indemnity to the Facility Agent

The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.4	Environmental indemnity

Each Obligor shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability:
(a)	incurred by that Finance Party as a result of any actual or alleged breach of any Environmental Law by any member of the Group;

(b)	which would not have arisen if a Finance Document had not been entered into by that Finance Party; and

(c)	which is not caused by that Finance Party’s negligence or wilful misconduct.

17.	Mitigation by the lenders

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	Costs and expenses

18.1	Transaction expenses

The Company shall promptly on demand pay the Facility Agent, the Bookrunner and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution, notarisation and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all reasonable costs and expenses (including legal fees) incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or in connection with that required amendment.

18.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE
19.	Guarantee and Indemnity

19.1	Guarantee and indemnity

Subject to Clauses 19.9 (Swiss Limitations), each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal Obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it (or which would have been an obligation guaranteed by it if it had not been unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
19.2	Continuing guarantee

This guarantee and indemnity is a continuing guarantee and indemnity and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.
19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
19.8	Additional security

This guarantee and indemnity is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.9	Swiss Limitations
(a)	If and to the extent that a Swiss Guarantor is liable pursuant to this Clause 19 for obligations other than the obligations of its Subsidiaries (a “Non-group Liability”) such Swiss Guarantor shall (to the extent that such is a requirement of the applicable law in force at the relevant time) only be liable to the Finance Parties for a sum equal to the maximum amount of its profits available for distribution as dividend at any given time (being the balance sheet profits and any reserves made for this purpose, in each case in accordance with art. 675 (2) and art. 671 (1) and (2) no. 3, of the Swiss Code of Obligations).

(b)	Subject to the extent required by applicable law in force at the relevant time and any applicable double taxation treaty, any Swiss Guarantor which has a Non-group Liability:
(i)	may deduct Swiss Anticipatory Tax at the rate of 35 percent, or such rate as is in force from time to time from any payment in respect of a Non-group Liability;

(ii)	may pay any such deduction mentioned in paragraph (i) above, to the Swiss Federal Tax Administration; and

(iii)	shall notify (or procure that the Company notifies) the Facility Agent that such a deduction has been made and provide, in accordance with Clause 14.2 (g) (Tax gross-up) the Facility Agent with evidence that such deduction has been paid to the Swiss Federal Tax Administration; and
to the extent such a deduction is made (in accordance with paragraph (b)(i) of this Clause), shall not be obliged to either gross-up in accordance with Clause 14.2 (Tax gross-up) or indemnify (or otherwise hold harmless) the Finance Parties in relation to any such deduction and payment to the Swiss Federal Tax Administration.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.	Representations

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement (in each case in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries (if any)).

20.1	Status
(a)	It is a limited liability company or corporation, or if the Obligor is organised in Aruba, it is an Aruban exempt company (Aruba Vrijgestelde Vennootschap) duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted.
20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is or will be a party are legal, valid, binding and enforceable, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors).

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:
(a)	conflict with:
(i)	any law or regulation applicable to it or any of its Subsidiaries;

(ii)	its and each of its Subsidiaries’ constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets; or
(b)	result in the existence of, or oblige it or any of its Subsidiaries to create, any Security over any of its or any of its Subsidiaries’ assets.
20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

(a)	The choice of law specified in each Finance Document to which it is a party as the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to the Reservations, any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in that Obligor’s jurisdiction of incorporation.

20.7	No capital duty, filing or stamp taxes

Under the law of its jurisdiction of incorporation or residence for tax purposes it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any capital duty, stamp, registration or similar tax be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by the Finance Documents to which it is a party (save in each case for the payment of Swiss stamp duty or Swiss Anticipatory Tax that may arise out of a breach of Clause 27.18 (Bank representation by Original Lenders) or Clause 25.2 (Conditions of assignment or transfer)).

20.8	No default

(a)	No Event of Default is continuing or can reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes (or which would, with the expiry of a grace period, the giving of notice or the making of any determination under the relevant document or any combination of the foregoing, constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which could reasonably be expected to have a Material Adverse Effect.

20.9	Information Memorandum

(a)	The factual information in the Information Memorandum, was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections in the Information Memorandum, have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Any expressions of opinion or intention in the Information Memorandum, were made after due and careful consideration and were believed to be reasonable.

(d)	Nothing has occurred since the date of the Information Memorandum or been omitted from the Information Memorandum and no information has been given or withheld by any member of the Group to any Finance Party that results in any of the information contained in the Information Memorandum being untrue or misleading in any material respect.

20.10	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with the Applicable Accounting Principles consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since the date to which the Original Financial Statements were drawn up.

20.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally. For the avoidance of doubt, this exception does not include, in the case of an Obligor incorporated in Spain, any obligation which has been raised to the status of a Spanish Public Document.

20.12	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law or any Environmental Licence) which are reasonably likely to be adversely determined and which, if adversely determined, can reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge) threatened against it or any of its Subsidiaries, nor are there any circumstances likely to give rise to any such litigation, arbitration or administrative proceedings.

(b)	No labour disputes which can reasonably be expected to have a Material Adverse Effect are current or (to the best of its knowledge) threatened, nor are there any circumstances likely to give rise to any such disputes.

20.13	Assets

It and each of its Subsidiaries has good title to, or valid leases or licences of or is otherwise entitled to use, all material assets required by it to carry on its business as it is being, or is proposed to be, conducted.

20.14	Environmental Laws and Licences

It and each of its Subsidiaries has:
(a)	complied with all Environmental Laws to which it is subject;

(b)	all Environmental Licences required in connection with its business;

(c)	complied with the terms of those Environmental Licences; and

(d)	complied with the terms of the Environmental Policy,
in each case where failure to do so would be reasonably likely to have a Material Adverse Effect.

20.15	Environmental releases

No:

(a)	property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property, in each case in circumstances where this would be reasonably likely to have a Material Adverse Effect.

20.16	No Financial Indebtedness or Security

(a)	Neither it nor any of its Subsidiaries has any Financial Indebtedness other than as permitted by Clause 23.6 (Restrictions on Financial Indebtedness).

(b)	No Security exists over all or any of its (or any of its Subsidiaries’) assets other than as permitted by paragraph (d) of Clause 23.4 (Negative pledge).

20.17	Solvency

(a)	No Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed to be unable to pay its debts within the meaning of:
(i)	(in the case of a company incorporated in England or Wales) Section 123(1)(e) or 123(2) of the Insolvency Act 1986; or

(ii)	(in the case of any other company) the laws of the jurisdiction in which it is incorporated, nor, in any such case, will it become so in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

(b)	No Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened for its winding-up, dissolution, liquidation, administration, bankruptcy, suspension of payments or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

20.18	Taxes

(a)	Each member of the Group has paid all Taxes required to be paid by it when due (or, if later, before any interest, fines or penalties are imposed or any Security could be imposed ranking in priority to the claims of any Finance Party).

(b)	Paragraph (a) above does not apply to any Taxes:
(i)	being contested by it in good faith and in accordance with the relevant procedures;

(ii)	for which adequate reserves are being maintained in accordance with Applicable Accounting Principles; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any interest, fines or penalty or any Security, as described in paragraph (a) above.

20.19	Repetition

(a)	The Repeating Representations (and, in the case of sub-paragraph (ii) below, the representations and warranties set out in Clause 20.5 (Validity and admissibility in evidence) and Clause 20.7 (No capital duty, filing or stamp taxes)) are deemed to be made by each Obligor (in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries (if any)) by reference to the facts and circumstances then existing on
(i)	the date of each Utilisation Request, the first day of each Interest Period and the Term Out Date; and

(ii)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
(b)	The representations and warranties set out in Clause 20.9 (Information Memorandum) are deemed to be made by the Company and the Parent by reference to the facts and circumstances then existing on the date of issue of the Information Memorandum.

21.	Information Undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Annual financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 120 days after the end of each of its financial years:
(a)	the Parent’s audited consolidated financial statements for that financial year; and

(b)	the audited (and, in the case of Xstrata Coal Investments Australia Pty Limited, consolidated) financial statements of each Obligor (other than Xstrata Coal Australia Pty Limited or any Obligor incorporated in Australia, for so long as it is excluded from providing financial statements in Australia through compliance with Section 341 of the Corporations Act 2001 of Australia) for that financial year.
21.2	Half-yearly financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 90 days after the end of each Accounting Half-year ending on 30 June of the financial year of the Company, the Parent’s consolidated financial statements for that Accounting Half-year.

21.3	Content of half-yearly financial statements

Each set of half-yearly financial statements delivered pursuant to Clause 21.2 (Half-yearly financial statements) above shall include:
(i)	a consolidated cash flow statement and profit and loss account for the relevant Accounting Half-year and for the financial year to date; and

(ii)	a consolidated balance sheet as at the end of the relevant Accounting Half-year.

21.4	Compliance Certificate

(a)	The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Annual financial statements) or Clause 21.2 (Half-yearly financial statements), a Compliance Certificate which shall:
(i)	set out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) as at the date at which or, as the case may be, in respect of the period for which those financial statements were drawn up;

(ii)	confirm that no Default is continuing (or if a Default is continuing, specify the Default and the steps being taken to remedy it); and

(iii)	in the case of a Compliance Certificate provided with financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Annual financial statements) only, set out the Material Subsidiaries of the Group.
(b)	Each Compliance Certificate shall be signed on behalf of the Company by two officers of the Company.

21.5	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Annual financial statements) or Clause 21.2 (Half-yearly financial statements) shall be certified by an officer of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements of the Parent delivered pursuant to Clause 21.1 (Annual financial statements) or Clause 21.2 (Half-yearly financial statements) is prepared using GAAP, accounting practices and financial reference periods in each case consistent with the Applicable Accounting Principles unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and the auditors of the Parent deliver to the Facility Agent:
(i)	a description of any change necessary for the relevant financial statements to reflect the Applicable Accounting Principles; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with, to determine any other relevant matter and/or to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles.

(c)	The Parent and the Facility Agent must, each upon the request of the other, enter into discussions for a period of not more than 90 days with a view to agreeing any amendments required to be made to this Agreement to place the Lenders in the same position as they would have been in if the change notified under paragraph (b) above had not happened. Any agreement between the Parent and the Facility Agent, with the prior consent of the Majority Lenders, will be binding on all the Parties.

21.6	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(a)	all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and can reasonably be expected, if adversely determined, to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, would be reasonably likely to have a Material Adverse Effect;

(d)	promptly, notice if:
(i)	the Parent is not or ceases to be tax resident in Switzerland;

(ii)	Xstrata Coal AG is not or ceases to be tax resident in Australia; or

(iii)	any other Obligor is not or ceases to be tax resident in the jurisdiction in which it is incorporated; and
(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.
21.7	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided to the Facility Agent by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.	Financial Covenants

The Parent shall ensure that:

(a)	Consolidated Borrowings will not at any time exceed [***] per cent. of Total Capitalisation;

(b)	the ratio of Consolidated Borrowings to EBITDA for any Relevant Period will not exceed [***]; and

(c)	the ratio of EBITDA to Interest Expense in respect of any Relevant Period will not be less than [***].
23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Facility Agent of) any Authorisation required under any applicable law or regulation:
(a)	to enable it to perform its obligations under the Finance Documents to which it is a party;

(b)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party; and

(c)	to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation could reasonably be expected to have a Material Adverse Effect.
23.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all respects with all laws to which it is subject, if failure so to comply would be reasonably likely to have a Material Adverse Effect.

23.3	Pari passu

(a)	Each Obligor shall ensure that its obligations, (whether actual or contingent), under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by laws applying to companies generally.

(b)	The Company and each Obligor incorporated in Spain shall ensure that no other obligation of an Obligor shall be raised to or retained with the status of a Spanish Public Document.

23.4	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

***	Confidential material redacted and filed separately with the Commission.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	enter into or allow to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	No Obligor shall (and the Company shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its receivables on recourse terms.

(d)	Paragraphs (a) and (b) above do not apply to:
(i)	any Security comprising a netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any Security over goods and documents of title arising in the ordinary course of trading or retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group;

(iii)	any Security existing and disclosed in writing to the Facility Agent prior to the date of this Agreement provided that the amount thereby secured, as so disclosed, is not thereafter increased or its maturity extended;

(iv)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement, provided that:
(A)	the Security was not created in contemplation of that acquisition;

(B)	the amount thereby secured has not been increased in contemplation of, or since the date of, that acquisition; and

(C)	unless the Security is in favour of a government or utility supplier and was required to be given as a condition of the person who created the Security being permitted to carry on business or being provided with utility supplies, it is removed or discharged within six months of the date of acquisition;
(v)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, provided that:
(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the amount thereby secured has not been increased in contemplation of, or since the date of, that acquisition; and

(C)	unless the Security is in favour of a government or utility supplier and was required to be given as a condition of the person who created the Security being permitted to carry on business or being provided with utility supplies, it is removed or discharged within six months of that company becoming a member of the Group;
(vi)	any Security created over any assets of, shares in, or debts or other obligations of a Project Company securing Project Finance Debt of that Project Company;

(vii)	any Security in the form of cross charges over joint venture related assets granted to other joint venturers and/or the manager of the joint venture to secure obligations owed to any one or more of the other joint venturers and/or the manager under the joint venture or related agreement;

(viii)	any Security securing indebtedness the principal amount of which (when aggregated with (A) the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group, other than any permitted under paragraphs (i) to (vii) above and (B) any other Financial Indebtedness permitted under Clause 23.6(b)(vii)), does not exceed [***] per cent. of Total Assets at that time (or its equivalent in any other currency or currencies); or

(ix)	any Security approved by the Majority Lenders.
23.5	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of (each a “disposal”) any asset.

(b)	Paragraph (a) above does not apply to any disposal:
(i)	of stock made in the ordinary course of trading of the disposing entity;

(ii)	of cash:
(A)	for the acquisition on arm’s length terms of assets permitted or required under this Agreement; or

(B)	for any other purpose not prohibited under this Agreement;
(iii)	constituting the creation of any Security permitted under paragraph (d) of Clause 23.4 (Negative pledge);

(iv)	of an obsolete or redundant asset which is no longer required for the purposes of the business;

(v)	of assets in exchange for other assets comparable or superior as to type, value and quality and location;

***	Confidential material redacted and filed separately with the Commission.

(vi)	by a member of the Group to another member of the Group which is a wholly owned Subsidiary of the Parent;

(vii)	by a member of the Group to a member of the Group which is not a wholly owned Subsidiary of the Parent;

(viii)	where the market value (when aggregated with the market value of any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (vii) above) does not exceed [***] per cent. of Total Assets in any financial year of the Company; or

(ix)	approved by the Majority Lenders,
provided that each disposal is (except in any case referred to in paragraph (vi)) made on arm’s length terms for full market value and would not (in each case) have a Material Adverse Effect.

Provided further that if a Subsidiary becomes a member of the Group after the date of this Agreement, assets owned by that Subsidiary at the time of its acquisition may be disposed without the market value of such assets being included for the purposes of paragraph (viii) above as long as such disposals are made on arm’s length terms for full market value and during the 12 Month period following the acquisition of that Subsidiary.

(c)	Nothing in paragraphs (b)(i) to (v), (vii), (viii) or (ix) permits the disposal by any member of the Group of any shares in a Guarantor.

(d)	For the purposes of Clause 23.5(b)(vi), Asturiana de Zinc, S.A. will be considered a wholly owned Subsidiary of the Parent provided the Parent directly or indirectly owns not less than 99.98 per cent. of the shares of Asturiana de Zinc, S.A.

23.6	Restrictions on Financial Indebtedness

(a)	The Company shall ensure that no other member of the Group (other than an Obligor) will incur (or agree to incur) or have outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	Financial Indebtedness permitted by Clause 23.7(b);

(ii)	Non Recourse Project Finance Debt;

(iii)	Project Finance Debt (other than Non Recourse Project Finance Debt) the aggregate outstanding principal amount of which does not exceed $[***] (or its equivalent in any other currency or currencies);

(iv)	Financial Indebtedness in respect of bonds issued by any financing vehicle which is a direct Subsidiary of the Parent or the Company but not a Subsidiary of any other member of the Group provided such financing vehicle does not have any Subsidiaries;

(v)	Financial Indebtedness under the Private Placements and the MTN Securities;

(vi)	Financial Indebtedness under Permitted Indemnities; or

***	Confidential material redacted and filed separately with the Commission.

(vii)	Financial Indebtedness not falling within sub-paragraphs (i) to (vi) above, the aggregate outstanding principal amount of which (when taken together with any other Financial Indebtedness secured under Clause 23.4(d)(viii)) does not exceed [***] per cent. of Total Assets (or its equivalent in any other currency or currencies), provided that if a Subsidiary becomes a member of the Group after the date of this Agreement, Financial Indebtedness of that Subsidiary at the time of its acquisition shall not be included for the purposes of Clause 23.6(b)(vii) above for a period of [***] following its acquisition other than any such Financial Indebtedness which the Company does not (in good faith) intend to repay within such [***] period.

(c)	The Company and each Swiss Obligor shall ensure that no Swiss Borrower has interest bearing Indebtedness for Borrowed Money payable to:
(i)	more than 10 Non-Banks in respect of this Facility Agreement; or

(ii)	more than 20 Non-Banks (including, for the avoidance of doubt, any lenders which are members of the Group) in aggregate for each Swiss Borrower.
23.7	Loans and Guarantees

(a)	No Obligor (except for the Parent) shall (and the Company shall ensure that no other member of the Group will):
(i)	make or allow to remain outstanding any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue or allow to remain outstanding any guarantee, indemnity, bond or letter of credit to or for the benefit of or in respect of the liabilities or obligations of, any other person or voluntarily assume or retain any liability (whether actual or contingent) of any other person.
(b)	Paragraph (a) above does not apply to:
(i)	Permitted Indemnities;

(ii)	loans or other forms of credit or financial accommodation by:
(A)	any member of the Group to another member of a Group which is a wholly-owned Subsidiary of the Parent or (on arm’s length terms) to any other member of the Group; or

(B)	a member of the Group to any other person on arm’s length terms in the ordinary course of business, the aggregate principal amount of which (when taken together with the amount of any liability in respect of any guarantee or indemnity permitted under subparagraph (b)(iii)(B)) does not exceed $5,000,000 (or its equivalent in any other currency or currencies);
(iii)	guarantees, indemnities, bonds or letters of credit given or issued in respect of:

***	Confidential material redacted and filed separately with the Commission.

(A)	the liabilities or obligations of a member of the Group which is a wholly owned Subsidiary of the Parent or (on arm’s length terms) the liabilities or obligations of a member of the Group which is not a wholly owned Subsidiary of the Parent provided that:
(1)	a member of the Group which is not an Obligor may not give or issue or allow to remain outstanding any guarantee, indemnity, bond or letter of credit to or for the benefit of or in respect of the Financial Indebtedness of a member of the Group which is an Obligor other than:
(a)	Financial Indebtedness incurred in accordance with clause 23.6(b)(vii); or

(b)	to the extent required to take advantage of the class order for wholly owned entities under Section 341 of the Corporations Act 2001 of Australia, guarantees of Xstrata Coal Investments Australia Pty Limited, Xstrata Coal Australia Pty Limited and of any of their wholly owned Subsidiaries, each of which is expressed to be in favour of each other; and
(2)	a member of the Group which is not an Obligor may not give or issue or allow to remain outstanding any guarantee, indemnity, bond or letter of credit to or for the benefit of or in respect of Financial Indebtedness permitted under clause 23.6(b)(iv);
(B)	any other liabilities or obligations, the aggregate principal amount of which (when taken together with the principal amount of any loans permitted under subparagraph (b)(ii)(B)) does not exceed $5,000,000 (or its equivalent in any other currency or currencies); and

(C)	Project Finance Debt permitted by Clause 23.6(b)(iii).
(iv)	loans (or other forms of credit or financial accommodation) to or guarantees, indemnities, bonds or letters of credit given (“JV Loans/Guarantees”) on arm’s length terms in respect of the liabilities or obligations of a Joint Venture provided that:
(A)	the proportion that the relevant JV Loan/Guarantee bears to the total loan (or other form of credit or financial accommodation) to or guarantee, indemnity, bond or letter of credit given in respect of the relevant Joint Venture by all the joint venture partners, will not exceed the proportion of the relevant member of the Group’s investment in that Joint Venture to the total investment of all the joint venture partners in that Joint Venture; and

(B)	the Joint Venture is in the mining and minerals business.

(c)	For the purposes of this Clause 23.7, Asturiana de Zinc, S.A. will be considered a wholly owned Subsidiary of the Parent provided the Parent directly or indirectly owns not less than 99.98 per cent. of the shares of Asturiana de Zinc, S.A.

23.8	Upstreaming of excess cash

Each Obligor shall (and the Company shall procure that each other member of the Group will), subject to applicable laws and regulations, use reasonable endeavours to ensure that any cash or cash equivalent investments which the Company determines (acting reasonably) are held by any member of the Group in excess of its reasonable projected cash requirements for the following 60 days and which are available, are reasonably promptly transferred (by way of payment of interest or principal on intra-Group loans, dividends or otherwise) to an Obligor, provided that no member of the Group should be obliged to transfer or procure such transfer from any member of the Group when as a result of doing so, any member of the Group would be likely to incur any material net cost or liability in respect of such transfer.

23.9	Change of business

The Company shall procure that no substantial part of the business of the Group is a business other than the mining and minerals business.

23.10	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Facility Agent.

23.11	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies:
(i)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and

(ii)	against those risks, and to the extent, required by applicable law or by contract.
23.12	Environmental undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):
(a)	comply with all Environmental Laws to which it is subject;

(b)	comply with the Environmental Policy;

(c)	obtain all Environmental Licences required in connection with its business; and

(d)	comply with the terms of all those Environmental Licences,
in each case where failure to do so would be reasonably likely to have a Material Adverse Effect.

23.13	Taxes

(a)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) pay all Taxes required to be paid by it when due (or, if later, before any interest, fines or penalties are imposed or any Security could be imposed ranking in priority to the claims of any Finance Party).

(b)	Paragraph (a) above does not apply to any Taxes:
(i)	being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)	for which adequate reserves are being maintained in accordance with Applicable Accounting Principles; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any interest, fines or penalties or Security as described in paragraph (a) above.
23.14	Raising to Spanish Public Document Status

The Company shall ensure that it shall, as soon as possible and in any event within 10 Business Days of the date of this Agreement, raise this Agreement to the status of Spanish Public Document.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 is an Event of Default.

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within two Business Days of its due date.
24.2	Financial covenants

Any requirement of Clause 22 (Financial covenants) is not satisfied.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) or Clause 24.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above in relation to Clause 23.1 (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within 15 days of the Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by any person other than a Finance Party in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group (other than Non Recourse Project Finance Debt) is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group (other than Non Recourse Project Finance Debt) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) under the document relating to that Financial Indebtedness.

(c)	Any commitment for any Financial Indebtedness of any member of the Group (other than Non Recourse Project Finance Debt) is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described) under the document relating to that Financial Indebtedness.

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group (other than Non Recourse Project Finance Debt) due and payable prior to its specified maturity as a result of an event of default (however described) under the document relating to that Financial Indebtedness.

(e)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $[***] (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)	An Obligor or a Material Subsidiary (other than a Non Recourse Project Company) is or is deemed by law unable or admits inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor or a Material Subsidiary (other than a Non Recourse Project Company) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor or a Material Subsidiary (other than a Non Recourse Project Company).

(d)	The net equity of a Swiss Obligor is less than one half of its share capital and legal reserves and such shortfall is not cured in a lasting manner within sixty (60) days of (i) such Swiss Obligor’s board of directors becoming aware or (ii) the date on which they should have become aware, of such deficiency.

(e)	In the case of any Material Subsidiary incorporated in South Africa:
(i)	that Material Subsidiary commits an act of insolvency as described in section 8 of the South African Insolvency Act, 1936; or

***	Confidential material redacted and filed separately with the Commission.

(ii)	that Material Subsidiary is placed under judicial management.
24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Subsidiary (other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor);

(b)	a composition (“convenio extra judicial o judicial con sus acreedores” in relation to any company incorporated in Spain), assignment, compromise or arrangement with any creditor of any Obligor or Material Subsidiary;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or Material Subsidiary or any of its assets;

(d)	the enforcement of any Security over any assets of any Obligor or Material Subsidiary; or

(e)	the postponement of the declaration of bankruptcy in accordance with the art.725a of the Swiss Code of Obligations in relation to a Swiss Obligor, or any analogous procedure or step is taken in any jurisdiction including in relation to any company incorporated in Spain (i) the initiation by any Obligor or Material Subsidiary of cessation of payments or bankruptcy judicial proceedings (solicitud de inicio de procedimiento judicial de concurso, suspensión de pagos o quiebra) and (ii) the initiation by any person of proceedings requesting a judicial resolution declaring the insolvency (auto de declaración de concurso o quiebra) any Obligor or Material Subsidiary.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or Material Subsidiary and is not discharged within 28 days.

24.9	Ownership

(a)	Any Obligor (other than the Parent, the Company, Asturiana de Zinc, S.A. and any direct or indirect Subsidiary of Asturiana de Zinc, S.A.) is not or ceases to be a wholly-owned Subsidiary of the Company.

(b)	Less than 99.98 per cent. of the shares of Asturiana de Zinc, S.A. are owned directly or indirectly by the Parent.

(c)	The Company is not or ceases to be a wholly-owned Subsidiary of the Parent.

24.10	Unlawfulness

It is or becomes unlawful for any person other than a Finance Party to perform any of its obligations under the Finance Documents.

24.11	Repudiation

Any person other than a Finance Party repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.12	Guarantees

Any guarantee or indemnity in or any subordination effected under any Finance Document is not in full force and effect.

24.13	Nationalisation/Political risk

(a)	Any step is taken by any person with a view to:
(i)	the seizure, compulsory acquisition, expropriation or nationalisation of any or all of the assets, shares or revenues of any member of the Group which would be reasonably likely to have a Material Adverse Effect; or

(ii)	wholly or partially displacing the management of any Obligor or of any other member of the Group or wholly or partially curtailing the authority of an Obligor or any other member of the Group in the conduct of its business which, in the case of a member of the Group which is not an Obligor, would be reasonably likely to have a Material Adverse Effect.
(b)	Any act of armed conflict, rebellion, riot, civil commotion, strikes of a political nature, act or campaign of terrorism, or sabotage of a political nature occurs which the Majority Lenders determine has or would be reasonably likely to have a Material Adverse Effect.

24.14	Litigation

Any litigation, arbitration or administrative proceedings are commenced or threatened by or against any member of the Group or its respective assets in each case which are reasonably likely to be adversely determined against that member of the Group and, if so determined, can reasonably be expected to have a Material Adverse Effect.

24.15	Material adverse change

Any event or circumstance occurs which the Majority Lenders determine has or could reasonably be expected to have a Material Adverse Effect.

24.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

SECTION 9
CHANGES TO PARTIES
25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights (legal, beneficial or economic); or

(b)	transfer by novation any of its rights and obligations (in each case legal, beneficial or economic), to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) other than an Associate of an Australian Borrower.

25.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or a transfer by a Lender unless:
(i)	the assignment or transfer is to another Lender or to an Affiliate of a Lender, in each case, other than a Non-Bank; or

(ii)	if to a Bank, an Event of Default is continuing and, if to a Non-Bank, a notice has been given by the Facility Agent under Clause 24.16 (Acceleration) and the Majority Lenders consent to the assignment or transfer.
(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. Except in the case of an assignment or transfer to a Non-Bank, the Company will be deemed to have given its consent five Business Days after receipt of a request from the Lender unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender and shall not be effective if the purported New Lender is a Non-Bank which the Company has not consented to in accordance with this Clause 25.2.

(e)	A transfer will only be effective if the procedure set out in Clause 25.6 (Procedure for transfer) or, in relation to a Note, paragraph (d) of Clause 25.3 (Transfer and Transmission of Notes) is complied with.

(f)	Subject to paragraph (g) below, if:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	Paragraph (f) above and Clause 25.4 (Assignment or transfer fee) shall not apply:
(i)	to any assignment or transfer referred to in paragraph (a) (ii) above; or

(ii)	in relation to payments under Clause 14 (Tax gross-up and indemnities) in relation to Australian interest withholding tax if the Existing Lender was acting through a Facility Office in Australia or the previous Facility Office was in Australia, and the New Lender or the Lender in the new Facility Office is not an Associate of the Australian Borrower.
25.3	Transfer and Transmission of Notes

(a)	Subject to this Agreement, a Lender may transfer Notes held by it by executing a Transfer Certificate.

(b)	Subject to this Agreement, a person who is responsible under applicable law for the administration of assets of a Lender or is entitled to Notes as a result of the liquidation of a Lender may, upon production of such evidence of the foregoing as is required by the Facility Agent:
(i)	be registered as the holder of Notes held by that Lender; or

(ii)	transfer some or all of those Notes.
(c)	Even if the Facility Agent has received a Transfer Certificate or instrument of transmission in relation to a Note, the person recorded in the relevant Register as the holder of that Note remains the owner of that Note for all purposes until the name of the transferee or transmittee is entered in that Register as the holder of that Note.

(d)	A transferee or transmittee of a Note will be treated as the holder of that Note from the date and time its name is entered in the relevant Register. Without limiting this, the transferee or transmittee of a Note will be entitled to receive any payments then due or to become due to the holder of that Note, and the relevant Australian Borrower will fully discharge its obligations under this document by making that payment to the transferee or transmittee whether or not all or any part of that payment had accrued before the date on which and time at which the transferee or transmittee is entered on the relevant Register.

25.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect otherwise than as a result of the syndication of the Facilities, pay to the Facility Agent (for its own account) a fee of $1,500.

25.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	is solely responsible for making its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to be solely responsible for making its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.6	Procedure for transfer

(a)	Subject to the conditions set out in this Clause 25 a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:
(i)	the Notes and the Loans they represent are transferred to the extent specified in the Transfer Certificate;

(ii)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents by novation, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another (other than under the Notes and the Loans they represent) shall be cancelled (being the “Discharged Rights and Obligations”);

(iii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iv)	the Facility Agent, the Mandated Lead Arrangers, the Bookrunner, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers, the Bookrunner and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(v)	the New Lender shall become a Party as a “Lender”.
25.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

25.8	Sub-participation arrangements

No Lender shall enter into sub-participation arrangements in relation to its rights or obligations under the Finance Documents with a Non-Bank.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Borrowers

(a)	The Company may request that any of the Company’s wholly owned Subsidiaries (other than Subsidiaries incorporated in South Africa) becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)	the Facility Agent has received all of the documents and other evidence listed in Part IV of Schedule 1 (Conditions precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent; and

(v)	in the case of any Additional Borrower incorporated in Australia, the “public offer” test as described in Section 128F(3) of the Australian Tax Act is satisfied in relation to that Additional Borrower’s proposed accession and any issue of Notes by that Additional Borrower.
(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part IV of Schedule 1.

26.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Finance Documents.

26.4	Additional Guarantors

(a)	The Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary and/or any Subsidiary which is required by this Agreement to become an Additional Guarantor shall become an Additional Guarantor if:
(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part IV of Schedule 1 (Conditions precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.
(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part IV of Schedule 1.

26.5	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than an Original Obligor) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case) whereupon that company shall cease to be a Guarantor and shall have no further obligations as a Guarantor under the Finance Documents.

26.6	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clause 20.5 (Validity and admissibility in evidence) and Clause 20.7 (No capital duty, filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10
THE FINANCE PARTIES
27.	ROLE OF THE FACILITY AGENT, BOOKRUNNER AND THE MANDATED LEAD ARRANGERS

27.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions including to execute, ratify and raise any Finance Document and Transfer Certificate to the status of a Spanish Public Document.

27.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or any Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The duties of the Facility Agent under the Finance Documents are solely mechanical and administrative in nature.

(f)	In connection with any guarantee provided by a Spanish Guarantor under Clause 19 (Guarantee and Indemnity) and the ratification and incorporation of any Finance Document into a Spanish Public Document, the Facility Agent shall act as the agent of each Finance Party and is hereby authorised on behalf of each Finance Party to enter into, enforce the rights of each Finance Party under and generally represent each Finance Party in respect of such guarantee and the granting of a Spanish Public Document.

27.3	Role of the Mandated Lead Arrangers and Bookrunner

Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers nor the Bookrunner have any obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, any Mandated Lead Arranger or the Bookrunner as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent, any Mandated Lead Arranger or the Bookrunner shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Facility Agent, Mandated Lead Arrangers and the Bookrunner may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders for the Finance Parties, that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, any Mandated Lead Arranger nor the Bookrunner is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Responsibility for documentation

Neither the Facility Agent, any Mandated Lead Arranger nor the Bookrunner:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, any Mandated Lead Arranger, the Bookrunner, an Obligor or any other person given in or in connection with any Finance Document or any of the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, value, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
27.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

27.10	Lenders’ indemnity to the Facility Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments and participations in the Loans then outstanding to the Available Facilities and all the Loans then outstanding) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	If the Available Facilities are then zero each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Loans outstanding in which case it shall be in proportion to its participations in the Loans then outstanding to all the Loans then outstanding.

27.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)	The retiring Facility Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

27.12	Confidentiality

(a)	The Facility Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

27.13	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 3 (Mandatory Cost Formulae).

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Mandated Lead Arrangers and the Bookrunner that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy, value or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Mandated Lead Arranger, the Bookrunner, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Management time of the Facility Agent

Any amount payable to the Facility Agent under Clause 16.3 (Indemnity to the Facility Agent), Clause 18 (Costs and expenses) and Clause 27.10 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and is in addition to any fee paid or payable to it under Clause 13 (Fees).

27.17	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.18	Bank representation by Original Lenders

The Original Lenders (other than ANZEF Limited) confirm on the date of this Agreement that they are each Banks.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents (including by way of set-off) then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).
29.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
30.	PAYMENT MECHANICS

30.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

30.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

30.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent calculated by it to reflect its cost of funds.

30.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Bookrunner or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Majority Lenders vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.
32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or received by post addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties) or this Clause 36, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, any Mandated Lead Arranger or the Bookrunner may not be effected without the consent of the Facility Agent or that Mandated Lead Arranger, as the case may be, the Bookrunner.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints Xstrata Services (UK) Ltd, Level 4 Panton House, 25 Haymarket, London SW1Y 4EN as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
40.	EXECUTIVE PROCEEDINGS

40.1	This Agreement and any other Finance Document at the discretion of the Facility Agent, as well as any amendments hereto or thereto, shall be formalised in a Spanish Public Document, so that it may have the status of a notarial document of loan for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law (Law 1/2000 of 7th January) (“Ley de Enjuiciamiento Civil”) (the “Civil Procedural Law”), and Articles 913-4 and 914-2 in relation to Article 916-2 of the Spanish Commercial Code and other related provisions.

40.2	Upon enforcement, the sum payable by the Spanish Borrower shall be the total aggregate amount of the balance of the control account(s) (“cuentas de crédito”) maintained by the Facility Agent (or the relevant Lender, as the case may be). For the purposes of Articles 571 et seq. of the Civil Procedural Law, the parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.

40.3	For the purpose of the provisions of Art. 571 et seq. of the Civil Procedural Law, it is expressly agreed by the Parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Facility Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in Clause 40.2. By virtue of the foregoing, to exercise executive action by the Facility Agent or any of the Lenders it will be sufficient to present (i) an original notarial first or authentic copy of this Agreement, (ii) a notarial certificate, if necessary, for the purposes described in Clause 40.6 below, (iii) the notarial document (“acta notarial”) which incorporates the certificate issued by the Facility Agent (or the relevant Lender, as the case may be) of the amount due by the Spanish Borrower including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in Clause 40.2, evidencing that the determination of the amounts due and payable by the Spanish Borrower have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iv) a notarial document (“acta notarial”) evidencing that the Spanish Borrower has been served notice of the amount that is due and payable.

40.4	Clause 40.3 above is also applicable to any Lender with regard to its Commitment. Such Lender may issue the appropriate certification of the balances of the relevant account(s) referred to in Clause 40.2 and the certification of the balances of the such accounts may be legalised by a notary.

40.5	The amount of the balances so established shall be notified to the Spanish Borrower in an attestable manner at least three (3) days in advance of exercising the executive action set out in Clause 40.3 above.

40.6	The Spanish Borrower hereby expressly authorises the Facility Agent (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalised this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of number 4 of Article 517, of the Civil Procedural Law. The cost of such certificate and documents will be for the account of the Spanish Borrower in the manner provided under this Agreement.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties
PART I
The Original Obligors

	Jurisdiction of	Registration number
Name of Original Borrower	incorporation	(or equivalent, if any)
The Company	Switzerland	CH-170.3.025.302-8
Asturiana de Zinc, S.A.	Spain	C.I.F. A82689753
Xstrata Coal Australia Pty Limited	Australia	ABN 18 082 271 930
Duiker Marketing AG	Switzerland	CH-170.3.024.285-1

	Jurisdiction of	Registration number
Name of Original Guarantor	incorporation	(or equivalent, if any)
The Parent	UK	4345939
The Company	Switzerland	CH-170.3.025.302.8
Xstrata Capital Corporation A.V.V.	Aruba	13174.0
Asturiana de Zinc, S.A.	Spain	C.I.F. A82689753
Xstrata Coal Australia Pty Limited	Australia	ABN 18 082 271 930
Duiker Marketing AG	Switzerland	CH-170.3.024.285-1
Xstrata Coal Investments Australia Pty Limited	Australia	ABN 14 082 271 912

PART II
The Original Lenders

	Facility A	Facility B
Name of Original Lender	Commitment	Commitment
BARCLAYS BANK PLC	59,285,713	23,714,287
BNP PARIBAS SA, LONDON BRANCH	59,285,714	23,714,286
DEUTSCHE BANK AG LONDON	59,285,714	23,714,286
DRESDNER BANK LUXEMBOURG S.A.	59,285,714	23,714,286
HSBC BANK PLC	59,285,714	23,714,286
J.P.MORGAN EUROPE LIMITED	59,285,714	23,714,286
THE ROYAL BANK OF SCOTLAND PLC	59,285,714	23,714,286
ABN AMRO BANK N.V.	42,857,143	17,142,857
ANZEF LIMITED	42,857,143	17,142,857
CITIBANK INTERNATIONAL PLC, LONDON	42,857,143	17,142,857
FORTIS PROJECT FINANCE LIMITED	42,857,143	17,142,857
ING BANK N.V.	42,857,143	17,142,857
LLOYDS TSB BANK PLC	42,857,143	17,142,857
NATIONAL AUSTRALIA BANK LIMITED	42,857,143	17,142,857
SCOTIABANK EUROPE PLC	42,857,143	17,142,857
SOCIÉTÉ GÉNÉRALE	42,857,143	17,142,857
SUMITOMO MITSUI BANKING CORPORATION	42,857,143	17,142,857
THE BANK OF TOKYO-MITSUBISHI, LTD	42,857,143	17,142,857
WESTLB AG, LONDON BRANCH	42,857,143	17,142,857
COMMONWEALTH BANK OF AUSTRALIA	23,571,429	9,428,571
TD BANK EUROPE LIMITED	23,571,429	9,428,571
WESTPAC BANKING CORPORATION	23,571,429	9,428,571

PART III
Conditions precedent to initial Utilisation Request
1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors or equivalent body of each Original Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Parent and Asturiana de Zinc, S.A.), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Obligor is a party.

(e)	A certificate from each Original Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Group company to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part III of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion, satisfactory to the Facility Agent, of Linklaters, legal advisers to the Mandated Lead Arrangers, the Bookrunner and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to the date of this Agreement.

(b)	In the case of an Original Obligor incorporated in a jurisdiction other than England and Wales, a legal opinion, satisfactory to the Facility Agent, of the legal advisers to the Mandated Lead Arrangers, the Bookrunner and the Facility Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to the date of this Agreement (including in relation to tax).

(c)	In the case of an Original Obligor incorporated in Australia, Switzerland or Spain a legal opinion, satisfactory to the Facility Agent, of the legal advisers to the Original Obligors in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to the date of this Agreement.

3.	Other Documents

(a)	Executed Note Deed Poll.

(b)	Copy of a notice of prepayment and cancellation of the Existing Facility Agreement and evidence that the first loan under the Agreement shall be applied to prepay the Existing Facility Agreement in full.

(c)	A copy of the Original Financial Statements.

(d)	A certified copy of the Environmental Policy.

(e)	Due execution of all Fee Letters by the parties to them respectively.

(f)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid.

(g)	A list of all Material Subsidiaries.

(h)	A copy of the Group Structure Chart.

(i)	If an Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process) has accepted its appointment in relation to that Obligor.

PART IV
Conditions precedent required to be delivered by an additional obligor
1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and each Finance Document;

(b)	authorising a specified person or persons to execute the Accession Letter and each Finance Document on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part VI of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document (including, without limitation, raising any relevant document to a Spanish Public Document).

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion, satisfactory to the Facility Agent, of Linklaters, legal advisers to the Facility Agent in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion, satisfactory to the Facility Agent, of the legal advisers to the Facility Agent in the jurisdiction in which the Additional Obligor is incorporated.

12.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, and the Facility Agent so requires, a legal opinion, satisfactory to the Facility Agent, of the legal adviser to the Additional Obligor in the jurisdiction in which the Additional Obligor is incorporated.

13.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 2
Requests
PART I
Utilisation Request
From: [Borrower]
To: [Facility Agent]
Dated:
Dear Sirs
Xstrata (Schweiz) AG — $1,400,000,000
Multicurrency Loan Facility and Subscription Agreement
dated [ ] 2004
(the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A] [Facility B]*

[Currency of Loan:	[ ]]**

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

*	Delete as appropriate

**	Facility A only

PART II
Selection Notice
Applicable to a Term Loan
From: [Borrower]
To: [Facility Agent]
Dated:
Dear Sirs
Xstrata (Schweiz) AG – $1,400,000,000
Multicurrency Loan Facility and Subscription Agreement
dated [ ] 2004 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Loan[s] with an Interest Period ending on [ ].*

3.	[We request that the above Facility B Loan[s] be divided into [ ] Facility B Loans with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Term Loan[s] is [ ]].***

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
[the Company on behalf of]
[name of relevant Borrower]

*	Insert details of all Term Loans which have an Interest Period ending on the same date.

**	Use this option if division of Loans is requested.

***	Use this option if sub-division is not required.

PART III
Form of Term Out Notice
From: [Borrower]
To: [Facility Agent]
Dated:
Dear Sirs
Xstrata (Schweiz) AG – $1,400,000,000
Multicurrency Loan Facility and Subscription Agreement
dated [ ] 2004 (the “Agreement”)
1.	We refer to the Agreement. This is a Term Out Notice. Terms defined in the Agreement have the same meaning in this Term Out Notice unless given a different meaning in this Term Out Notice.

2.	We elect to exercise the Term Out Option pursuant to Clause 8.2 (Term Out Option) of the Agreement in relation to all Facility B Loans/the following Facility B Loans:

Amount:	[ ]

Currency:	[ ]

Interest Period:	[ ]

Termination Date:	[ ]
3.	This Term Out Notice is irrevocable.
Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 3
Mandatory Cost formulae
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:
(a)	in relation to a sterling Loan:

AB + C(B — D) + E x 0.01 per cent. per annum; 100 — (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01 per cent. per annum. 300
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the rates of charge supplied by the Reference Banks (or those of the Reference Banks as supply a rate to the Agent) to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on supervision fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fee Rules under the activity group A.1. Deposit acceptors (but ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent in writing, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender and each Reference Bank for the purpose of A and C above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraph 7 and 8 above and on the assumption that, unless a Lender or Reference Bank notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4
Form of Transfer Certificate
To: [            ] as Facility Agent
From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Xstrata (Schweiz) AG — $1,400,000,000
Multicurrency Loan Facility and Subscription Agreement
dated [ ] 2004 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.6 (Procedure for transfer):
(a)	[The Existing Lender transfers to the New Lender all or part of its Notes as described in the Schedule and the Loans they represent.]1

(b)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, [other][1] rights and obligations referred to in the Schedule (together with any associated Notes) in accordance with Clause 25.6 (Procedure for transfer).

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.5 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it is a [Bank (as defined in Clause 1.1 of the Agreement) in accordance with the relevant explanatory note of the Swiss Federal Tax Administration/Non-Bank (as defined in Clause 1.1 of the Agreement) and the consent of the Company has been obtained if such consent is required pursuant to the provisions of the Finance Documents.]2

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

This Transfer Certificate is governed by English law.

1	Include if there are or have been outstanding Australian Loans.

2	Delete as applicable.

SCHEDULE
commitment/rights and obligations to be transferred
[insert relevant details including details of any associated Notes]
[Facility Office address, fax number and attention details for notices and account details for payments.]
[Existing Lender]
By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as
[                    ].
Facility Agent
By:

SCHEDULE 5
Form of Accession Letter

To:	[ ] as Facility Agent
From:	[Subsidiary] and Xstrata (Schweiz) AG
Dated:
Dear Sirs
Xstrata (Schweiz) AG — $1,400,000,000
Multicurrency Loan Facility and Subscription Agreement
dated [ ] 2004 (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Agreement.

3.	[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company] [Subsidiary]

SCHEDULE 6
Form of Compliance Certificate

To:	[ ] as [Facility Agent]
From:	Xstrata (Schweiz) AG
Dated:
Dear Sirs
Xstrata (Schweiz) AG — $1,400,000,000
Multicurrency Loan Facility and Subscription Agreement
dated [ ] 2004 (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
(a)	the ratio of Consolidated Borrowings to Total Capitalisation on the last day of the Relevant Period ended on [ ] (the Test Date) was [ ] to 1;

(b)	the ratio of Consolidated Borrowings on the Test Date to EBITDA for that Relevant Period was [ ] to 1;

(c)	the ratio of EBITDA to Interest Expense for that Relevant Period was [ ] to 1.
3.	We set out below calculations establishing the figures in paragraph 2 above:

4.	[We confirm that the Material Subsidiaries are [ ].]3

5.	[We confirm that no Default is continuing.]4

Signed:

Director	Director

of	of

Xstrata (Schweiz) AG	Xstrata (Schweiz) AG
[[insert applicable certification language]

3	To be provided with annual financial statements.

4	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

for and on behalf of
[name of auditors of Xstrata plc]]

SCHEDULE 7
Timetables
“D — “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

		Loans in	Loans in
	Loans in	Australian	other
	euro	dollars	currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))			D – 5 10:00 a.m.

Facility Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))			D – 5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))			D – 4 1:00 p.m.

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)			D – 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	D – 3 10:00 a.m.	D – 4 10:00 a.m.	D – 3 10:00 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)
	D – 3 1:00 p.m.	D – 3 1:00 p.m.	D – 3 1:00 p.m.
LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Facility Agent receives a notification from a Lender under Clause 7.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.

Facility Agent gives notice in accordance with Clause 7.2 (Unavailability of a currency)	Quotation 5:00 p.m.	Quotation 5:00 p.m.	Quotation Day 5:00 p.m.

SCHEDULE 8
Form of Note Deed Poll
Date:
THIS NOTE DEED POLL is made by [        ] (“Australian Borrower”) IN FAVOUR OF each Person who from time to time is a Lender and [        ] as agent (“Facility Agent”)
RECITAL
The Australian Borrower has offered to issue Notes pursuant to the terms of a facility and subscription agreement (“Facilities Agreement”) expressed to be amongst Xstrata (Schweiz) AG and others and dated [ ] 2004 (as may be amended and restated from time to time).
Operative provisions:
1	THE NOTES

1.1	Creation of Notes: The Australian Borrower creates Notes in favour of each Lender by inscription in the Register. The Notes have an aggregate principal amount outstanding from time to time equal to the principal amount subscribed by the relevant Lender under the Facilities Agreement as recorded in the Register and a maximum aggregate principal amount equal to the sum of the relevant Lender’s Commitment plus AUS$1.

1.2	Undertakings and acknowledgment of debt: The Australian Borrower:

(a)	acknowledges that it is indebted to each Lender for an amount equal to the aggregate outstanding principal amount of the Notes;

(b)	agrees to pay principal and interest in respect of the Notes issued to a Lender in accordance with the Facilities Agreement, the Notes and this deed.

1.3	Effect of payment of interest or redemption: The obligations of the Australian Borrower under Clause 1.2 (Undertakings and acknowledgments of debt) above are discharged to the extent interest is paid on the Notes and to the extent that the aggregate principal amount outstanding in respect of the Notes is repaid in accordance with the Facilities Agreement.

2	RIGHTS AND OBLIGATIONS OF LENDERS

2.1	Benefit and entitlement: This deed is executed as a deed poll. The Notes are issued on the condition that the Facility Agent and each Lender has the benefit of, and is entitled to enforce, this deed subject to the Facilities Agreement even though it is not a party to or is not in existence at the time of execution and delivery of this deed.

2.2	Rights independent: The Facility Agent and each Lender may enforce its rights under this deed independently from each other Lender, subject to the Facilities Agreement.

2.3	Facility Agent and Lenders bound: Each Lender together with the Facility Agent (and any person claiming through or under a Lender) is bound by this deed.

2.4	Directions to hold Deed Poll: Each Lender is taken to have irrevocably instructed the Australian Borrower that this deed is to be held by the Facility Agent on its behalf and on behalf of each Lender.

2.5	Facilities Agreement: The Notes are issued on the condition that each Lender is bound by the provisions of the Facilities Agreement. In the event of inconsistency between the provisions of this deed and the Facilities Agreement, this deed will prevail.

2.6	Notes issued as a result of Offer: Each Note is issued as a result of an offer to the Lenders. This is the case regardless of the time of issue.

3	FORM, TITLE AND STATUS

3.1	Registered form: Notes take the form of an entry in the Register. No certificate will be issued in respect of them, unless required by law.

3.2	Issue of Notes by entry in Register: Notes are:

(a)	issued when details of the Notes are first entered in the Register; and

(b)	transferred when the details of the transfer are entered in the Register.

3.3	Effect of entries in Register: Each entry in the Register in respect of Notes constitutes:

(a)	an acknowledgment to the Lenders by the Australian Borrower of the indebtedness of the Australian Borrower to that Lender on the terms of this deed;

(b)	an undertaking by the Australian Borrower to the Lenders to make all payments of principal and interest in respect of the Note in accordance with the terms of the Note and this deed; and

(c)	an entitlement to the other benefits given to the Lenders and the Facility Agent under the Facilities Agreement in respect of the relevant Notes.

3.4	Independent obligations: Subject to the terms of the Facilities Agreement, the obligations of the Australian Borrower in respect of each Note constitute separate and independent obligations which the Lender to whom those obligations are owed is entitled to enforce without having to join any other Lender or any predecessor in title of a Lender.

3.5	Register conclusive as to ownership: Entries in the Register in relation to a Note constitute conclusive evidence that the person so entered is the absolute owner of the Note subject to correction for fraud or error.

3.6	Holder absolutely entitled: Upon a person acquiring title to any Notes by virtue of becoming registered as the owner of the Notes, all rights and entitlements arising by virtue of this deed in respect of the Notes vest absolutely in the registered owner of the Notes free of all equities. Any person who has previously been registered as the owner of the Notes does not have, and is not entitled to assert against the Australian Borrower or the Facility Agent or the registered owner of the Notes for the time being and from time to time, any rights, benefits or entitlements in respect of the Notes.

3.7	Status of Notes: The Notes are direct, unsubordinated and unsecured obligations of the Australian Borrower and rank at least equally among themselves with all other unsecured and unsubordinated obligations of the Australian Borrower except for liabilities mandatorily preferred by law.
4	TRANSFERS

4.1	Limit on transfer: Notes may only be transferred in accordance with Clauses 25.3 (Transfer and Transmission of Notes) and 25 (Changes to the Lenders) of the Facilities Agreement.

4.2	Registration of transfer: The transferor of Notes is taken to remain the holder of those Notes until the name of the transferee is entered in the Register in respect of those Notes.

5	REPAYMENT

The Australian Borrower agrees to repay each Australian Loan as provided in the Facilities Agreement.

6	INTEREST AND DEFAULT INTEREST

6.1	The Australian Borrower agrees to pay interest and default interest on the Notes issued under the Facilities as calculated under the Facilities Agreement as though Clauses 10.2 (Payment of interest) and 10.3 (Default interest) applied to it.

6.2	The Australian Borrower shall pay accrued interest on the Notes on the last day of each Interest Period (the “Interest Payment Date”) (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period).

6.3

(a)	If the Australian Borrower fails to pay any amount payable by it under a Note on its due date, interest shall accrue on the overdue amount from the due date up to the actual payment (both before and after judgment) at a rate [***] per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an amount payable under a Note in the currency of the overdue amount for successive Interest Periods under the Facilities. Any interest accruing under this Clause 6.3 shall be immediately payable by the Australian Borrower on demand by the Facility Agent.

(b)	Default interest (if unpaid) arising under this Clause 6.3 on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7	PAYMENTS

The Australian Borrower agrees to make all payments under the Notes in accordance with Clause 30 (Payment Mechanics) of the Facilities Agreement.

8	GOVERNING LAW

***	Confidential material redacted and filed separately with the Commission.

This deed poll and the Notes are governed by the law of New South Wales. The Australian Borrower submits to the non-exclusive jurisdiction of the courts of New South Wales.

9	INTERPRETATION

Clauses 1.1 and 1.2 of the Facilities Agreement described above apply to this deed poll as if each clause was fully set out herein.
EXECUTED as a deed poll.
[Insert execution clause]

SCHEDULE 9
Form of Resignation Letter

To:	[ ] as Facility Agent
From:	[resigning Obligor] and Xstrata (Schweiz) AG
Dated:
Dear Sirs
Xstrata (Schweiz) AG — $1,400,000,000
Multicurrency Loan Facility and Subscription Agreement
dated [ ] 2004 (the “Agreement”)
1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]
4.	This Resignation Letter is governed by English law.

Xstrata (Schweiz) AG	[Subsidiary]
By:	By:

The Company
XSTRATA (SCHWEIZ) AG

Address:	Bahnhofstrasse 2
CH-6301 Zug
Switzerland

Fax No:	+4141 726 6089

Attention:	Chief Legal Counsel

By: DANIEL SIGRIST	BENNY S. LEVENE

The Parent
XSTRATA PLC
By: MICHAEL L. DAVIS

The Original Borrowers
XSTRATA (SCHWEIZ) AG

By: DANIEL SIGRIST	BENNY S. LEVENE

ASTURIANA DE ZINC, S.A.

By: BENNY S. LEVENE	BRIAN AZZOPARDI

XSTRATA COAL AUSTRALIA PTY LIMITED

By: BENNY S. LEVENE	BRIAN AZZOPARDI

DUIKER MARKETING AG

By: DANIEL SIGRIST	BENNY S. LEVENE

The Original Guarantors

XSTRATA PLC

By: MICHAEL L. DAVIS

XSTRATA (SCHWEIZ) AG

By: DANIEL SIGRIST	BENNY S. LEVENE

ASTURIANA DE ZINC, S.A.

By: BENNY S. LEVENE	BRIAN AZZOPARDI

XSTRATA CAPITAL CORPORATION A.V.V.

By: MARC INGWERSEN	EVELYN PALM	JORGE ANGELA

XSTRATA COAL AUSTRALIA PTY LIMITED

By: BENNY S. LEVENE	BRIAN AZZOPARDI

DUIKER MARKETING AG

By: DANIEL SIGRIST	BENNY S. LEVENE

XSTRATA COAL INVESTMENTS AUSTRALIA PTY LIMITED

By: BENNY S. LEVENE	BRIAN AZZOPARDI

The Mandated Lead Arrangers

BARCLAYS CAPITAL
(the Investment Banking Division of BARCLAYS BANK PLC)

By: ENRIQUE GALLEGO-TOLEDO

BNP PARIBAS SA

By: A. DENIS DU PEAGE	H. CASSAIGNE

DEUTSCHE BANK AG LONDON

By: TONY MASCIANTONIO	DAVID J. BYRNE

DRESDNER KLEINWORT WASSERSTEIN
(the Investment Banking Division of DRESDNER BANK AG)

By: ROLAND BOEHM	ANDREAS SCHEER

HSBC BANK PLC

By: ANDY SMITH

J.P. MORGAN PLC

By: SUE LILJA

THE ROYAL BANK OF SCOTLAND PLC

By: DALE WILLIAMS

The Original Lenders

BARCLAYS BANK PLC

By: ENRIQUE GALLEGO-TOLEDO

BNP PARIBAS SA LONDON BRANCH

By: A. DENIS DU PEAGE	H. CASSAIGNE

DEUTSCHE BANK AG LONDON

By: TONY MASCIANTONIO	DAVID J. BYRNE

DRESDNER BANK LUXEMBOURG S.A.

By: ROLAND BOEHM	ANDREAS SCHEER

HSBC BANK PLC

By: ANDY SMITH

J.P. MORGAN EUROPE LIMITED

By: SUE LILJA

THE ROYAL BANK OF SCOTLAND PLC

By: DALE WILLIAMS

ABN AMRO BANK N.V.

By: B.P.M. KOELEMAN	G.K. KOORN

ANZEF LIMITED

By: RICHARD HEYHOE

CITIBANK INTERNATIONAL PLC, LONDON

By: LARRY FARLEY

FORTIS PROJECT FINANCE LIMITED

By: DAVID ROSENBERG	NEAL LEDGER

ING BANK N.V.

By: LARS VRIENS	PAUL DEKKER

LLOYDS TSB BANK PLC

By: MARTIN FRENCH

NATIONAL AUSTRALIA BANK LIMITED

ABN 12 004 044 937

By: JEFFREY M. HUGHES

SCOTIABANK EUROPE PLC

By: RAY CLARKE

SOCIÉTÉ GÉNÉRALE

By: PIERRE PALMIERI

SUMITOMO MITSUI BANKING CORPORATION

By: THOMAS SENK	JOERG LEYENS

THE BANK OF TOKYO-MITSUBISHI, LTD

By: ANDREW TRENOUTH

WESTLB AG, LONDON BRANCH

By: GILES TAYLOR	TIM SAI-LOUIE

COMMONWEALTH BANK OF AUSTRALIA

By: JOHN CHARLES CATHCART

TD BANK EUROPE LIMITED

By: MARK CHERRY

WESTPAC BANKING CORPORATION

By: ALAN JOHNSON

The Facility Agent

BARCLAYS BANK PLC

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Fax No:	+ 44 (0)20 7773 4893

Attention:	Ronnie Glen

By: ENRIQUE GALLEGO-TOLEDO

The Bookrunner
BARCLAYS CAPITAL
(the Investment Banking Division of BARCLAYS BANK PLC)
By: ENRIQUE GALLEGO-TOLEDO